Exhibit 4.2

First Supplemental Indenture (this “Supplemental Indenture”), dated as of February 1, 2021 among Nutrition & Biosciences, Inc., a Delaware corporation (the “Company”), International Flavors & Fragrances Inc. (the “Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended, modified or supplemented from time to time, the “Indenture”), dated as of September 16, 2020, providing for the issuance of (i) $300,000,000 aggregate principal amount of 0.697% Senior Notes due 2022 (the “2022 Notes”), (ii) $1,000,000,000 aggregate principal amount of 1.230% Senior Notes due 2025 (the “2025 Notes”), (iii) $1,200,000,000 aggregate principal amount of 1.832% Senior Notes due 2027 (the “2027 Notes”), (iv) $1,500,000,000 aggregate principal amount of 2.300% Senior Notes due 2030 (the “2030 Notes”), (v) $750,000,000 aggregate principal amount of 3.268% Senior Notes due 2040 and (vi) $1,500,000,000 aggregate principal amount of 3.468% Senior Notes due 2050 (together with the 2022 Notes, 2025 Notes, 2027 Notes, 2030 Notes and the 2040 Notes, the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guarantor may execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantor shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guarantor hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 11 thereof. This Guarantee by the Guarantor shall be automatically released upon the IFF Notes Assumption.

(3) Execution and Delivery. The Guarantor agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5) Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and such signatures shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures, including without limitation, digital signature provided by Docusign (or such other digital signature provider as specified in writing to Trustee by the authorized representative), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantor.

(8) Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

(9) Representations and Warranties by Guarantor. The Guarantor hereby represents and warrants to the Trustee that this Supplemental Indenture has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Indenture.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

NUTRITION & BIOSCIENCES, INC.

By:	/s/ Angela R. Strzelecki
Name: Angela R. Strzelecki
Title: Vice President and Assistant Treasurer

INTERNATIONAL FLAVORS & FRAGRANCES INC.

By:	/s/ Rustom Jilla
Name: Rustom Jilla
Title: Executive Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Annette M. Marsula
Name: Annette M. Marsula
Title: Vice President

[Signature page to Supplemental Indenture]